Exhibit 99.10

 Auxilio has Acquired Healthcare IT Security Solutions Leader, CynergisTek for up to $34.3 Million
Deal Will Expand CynergisTek Capabilities with Addition of New Services, Tools and Personnel from Redspin, an Auxilio Company
Mission Viejo, CA, January 17, 2017 – Auxilio, Inc. (OTCQB: AUXOD), a leading provider of complete document workflow solutions and IT security services for the healthcare industry, announced today that it acquired Austin, TX based CynergisTek, an industry leader in health information privacy, compliance and cybersecurity consulting, for initial consideration of approximately $26.8 million in combined cash, stock, and seller debt.  Additional "earn outs" may be paid of up to $7.5 million over the next five years based on certain financial criteria being met.  The acquisition will enable the Company to meet growing demand from healthcare customers for comprehensive IT security solutions that reduce risk and deliver long-term value.
CynergisTek generated approximately $15 million in revenues and $5.0 million of  EBITDA in 2016.  The transaction is expected to be substantially accretive to 2017 EPS.  CynergisTek will continue to operate independently as a wholly-owned subsidiary of Auxilio, offering end-to-end IT security solutions to a diverse and growing customer base, including some of the largest and most prestigious health systems in the country. As part of the deal, Auxilio's Redspin division will become part of CynergisTek, to complement existing offerings such as penetration testing, security assessment and risk management solutions, and to bolster technical resources and capabilities.  CynergisTek has provided services to hundreds of hospitals and healthcare organizations since its inception in 2004 and was recently recognized by KLAS, a provider of unbiased vendor performance data for the healthcare IT security sector, as the highest-rated firm that healthcare provider organizations rely on for security consulting and services.
The initial consideration paid to CynergisTek of approximately $26.8 million consists of $15 million in cash, approximately 1.17 million shares of Auxilio common stock and a seller's note in the amount of $9 million.  Auxilio will enter into a 5 year term loan from Avid Bank in the amount of $14 million to fund the cash portion.
"We have long stated our desire to expand our reach in healthcare IT security and this acquisition puts us in an immediate leadership position in the category.  We have come to know the founders and employees of CynergisTek quite well over the last couple of years and from the earliest conversations it was obvious we shared a vision of what the future of healthcare IT security and document workflow looked like and how the two will become increasingly intertwined," stated Joe Flynn, CEO of Auxilio.  "While CynergisTek will continue to operate independently, there are numerous opportunities for mutually assisted growth over the near term and we foresee the ability to offer services under a combined umbrella over time.  This is a truly unique fit and we could not be more excited to complete this transaction."
CynergisTek founders, Mac McMillan and Dr. Michael Mathews, will take Board positions in the combined entity and assume a significant ownership stake to ensure the continued leadership and integrity of the CynergisTek brand. The companies plan to align their service offerings to provide comprehensive information management solutions designed to mitigate risk, optimize productivity and drive savings for healthcare organizations.

"With assets from Auxilio, we'll have what we need to extend our offerings and to keep pace with market demand while simultaneously maintaining the superior level of client support we've become known for," said Mac McMillan, CynergisTek CEO.  "Our clients recognize that document and device security are important components of their overall security risk profile and the ability to deliver an integrated approach to managing those aspects of their infrastructure along with the digital pieces we've traditionally focused on is something we are laying the foundation for now."
For interested parties, a conference call led by Mr. Joe Flynn, CEO of Auxilio, will be held today, Tuesday, January 17th at 2:00pm PT, 5:00pm ET, where additional details of the transaction will be provided.
Conference Call Information
Date: Tuesday, January 17, 2017
Time: 2:00pm PT, 5:00 pm ET
US: 1-888-224-1142
International: 1-913-312-1475
Conference ID: 9373663
Webcast: http://public.viavid.com/index.php?id=122575

A replay of the call will be available from 8:00pm ET on January 17, 2017 to 11:59 pm ET on April 17, 2017. To access the replay, please dial 1-877-870-5176 from the U.S. and 1-858-384-5517 from outside the U.S. The PIN is 9373663.

About CynergisTek
CynergisTek (www.cynergistek.com) is a top-ranked cybersecurity and privacy consulting firm. The company offers solutions to help organizations measure privacy and security programs against regulatory requirements and assists in developing risk management best practices. Since 2004 the company has served as a partner to hundreds in the healthcare industry. CynergisTek is also dedicated to supporting and educating the industry by contributing to relevant associations such as HIMSS, AHIMA, HFMA, HCCA, AHIA, AHLA, IAPP and CHIME. The company has been named in numerous research reports as one of the top firms that provider organizations turn to for privacy and security, including the 2016 KLAS Security Advisory Services report, which rated CynergisTek for having the highest overall client satisfaction, performance and impact on security preparedness.

About Auxilio
Auxilio (www.auxilioinc.com) provides complete document workflow solutions and IT security services to healthcare organizations across the United States. Auxilio has helped its clients save more than $80 million since 2004 by providing solutions which lower costs, improve operational efficiency and enhance security. Auxilio's iPLATFORM, an intelligent workflow automation suite delivers a customer driven, vendor neutral approach to secure patient health information, reduce waste and drive additional savings opportunities. Auxilio serves a national portfolio of nearly 220 hospital campuses and manages over 1.5 billion documents annually from over 90,000 devices supporting over 280,000 caregivers.

Forward Looking Statements
This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the enhancement of shareholder value and the Company's strategy relating to uplisting to a national exchange. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC's website at www.sec.gov or without charge from the Company.

Investor Relations Contact:
Mike Cole
MZ North America
949-259-4988
Mike.cole@mzgroup.us

Media Contact:
Chanel Benoit
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Aria Marketing
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cbenoit@ariamarketing.com